Exhibit 99.4

Exchange Offer for

Outstanding 4 1/2% Convertible Notes due 2005

in Exchange for

6% Convertible Senior Plus Cash NotesSM due June __, 2007

and the Sale of up to $14,416,000 of

6% Convertible Senior Plus Cash NotesSM

due June __, 2007 for Cash

Which Will be Registered Under

the Securities Act of 1933, as Amended,

Prior to Closing

of

TranSwitch Corporation

To Our Clients:

        Enclosed for your consideration is a Preliminary Prospectus, dated [        ], 2003 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of TranSwitch Corporation (the “Company”) to exchange its 6% Convertible Senior Plus Cash NotesSM due June __, 2007 (the “Plus Cash Notes”), for its outstanding 4½% Convertible Notes due 2005 (the “Existing Notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. Capitalized terms not defined herein are defined in the Prospectus.

        This material is being forwarded to you as the beneficial owner of the Existing Notes held by us for your account but not registered in your name. A tender of such Existing Notes may only be made by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. You are also eligible to purchase additional Plus Cash Notes for cash. If you wish to purchase Plus Cash Notes for cash, you should give your indication of interest to U.S. Bancorp Piper Jaffray at (415) 984-5142, attention: Jeffrey Winaker or Brian Sullivan, prior to 5:00 p.m., New York City time, on the Expiration Date.

        Your instructions should be promptly forwarded to us in order to permit us to tender the Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 11:59 p.m., New York City time, on June __, 2003, unless extended by the Company (the “Expiration Date”). Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        Your attention is directed to the following:

•	The Exchange Offer is for any and all Existing Notes.

•	If you elect to tender Existing Notes in the Exchange Offer, you will be eligible to offer to buy additional Plus Cash Notes for cash.

•	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions for Completion of the Exchange Offer.”

•	Any transfer taxes incident to the transfer of Existing Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

•	The Exchange Offer expires at 11:59 p.m., New York City time, on June __, 2003, unless extended by the Company.

        If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. Please DO NOT complete the Letter of Transmittal. It is furnished to you for information only and may not be used directly by you to tender Existing Notes.

        Holders who tender Existing Notes may offer to purchase up to $14,416,000 million aggregate principal amount of additional Plus Cash Notes for cash pursuant to the Cash Offer. See the “Cash Offer of Additional Plus Cash Notes” section of the Prospectus.

        Holders who are interested in purchasing additional Plus Cash Notes in the Cash Offer should give their indication of interest directly to U.S. Bancorp Piper Jaffray at (415) 984-5142, attention: Jeffrey Winaker or Brian Sullivan, prior to 5:00 p.m., New York City time, on the Expiration Date.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by TranSwitch Corporation with respect to its Existing Notes.

        This will instruct you to tender the Existing Notes indicated below (or, if no number is indicated below, all Existing Notes) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

        Please tender the Existing Notes held by you for my account in the principal amounts as indicated below:

4½% Convertible Notes due 2005

Tender $                 (principal amount)*

☐    Please do not tender any Existing Notes held by you for any account.

Dated:                                         , 2003

Signature(s):

Print name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Tax Identification or Social Security Number(s)):

*Must be in denominations of $1,000 or any integral multiple thereof.

        None of the Existing Notes held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, unless we receive specific contrary instructions we will tender all the Existing Notes held by us for your account.

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